CONCANNON, GALLAGHER, MILLER & COMPANY, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS

Michael J. Gallagher, CPA
Michael R. Miller, CPA
William C. Mason, CPA
Dale E. Grate, CPA
E. Barry Hetzel, CPA
Edward J. Quigley, Jr., CPA
John G. Estock, CPA
Howard D. Gneiding, CPA
Robert A. Oster, CPA
Robert E. Vitale, CPA
John F. Sharkey, Jr., CPA
Victor J. Meyer, CPA
David C. Gehringer, CPA
Gerard D. Stanus, CPA
Robert M. Caster, CPA

July 31, 1997



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

      We were previously certifying accountants for Allen Organ Company and under the date of January 31, 1997, we reported on the consolidated financial statements of Allen Organ Company and subsidiaries as of and for
the  years  ended  December  31, 1996 and 1995.   On  July  31,  1997,  our
appointment as certifying accountants was terminated. We have read Allen Organ Company's statements included under Item 4 of its Form 8-K dated
July 31, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Allen Organ Company's statements that the decision to change accountants was approved by the Audit Committee of the Board of Directors, that KPMG Peat Marwick was retained as its new certifying accountants or that during the last two fiscal years and the subsequent interim period to the date hereof, Allen did not consult KPMG Peat Marwick regarding any of the matters or events set forth in Item
304 (a)(2)(i) and (ii) of Regulation S-K.


Very truly yours,

CONCANNON, GALLAGHER, MILLER AND COMPANY, P.C.
Concannon, Gallagher, Miller and Company, P.C.



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